Exhibit (n)(vi) under Form N-1A
                                       Exhibit 99 under Item 601/Reg. S-K


                                EXHIBIT E
                                 to the
                           Multiple Class Plan
                          VISION GROUP OF FUNDS
                          Institutional Shares
                        Vision Money Market Fund



      This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the above-listed portfolios of the Trust ("Funds") on whose behalf it is executed as of the date stated below, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Institutional Shares of the Funds.

1.  Separate Arrangements

     Distribution Arrangements
     Institutional Shares are designed for institutions as a convenient means of accumulating an interest in a professionally managed, diversified portfolios of short-term money market securities.

     Channel/Target Customers
     Institutional Shares are designed for sale to financial institutions who prefer to invest in open-end investment company securities sold without an initial sales load.

     Sales Load
     None

     Distribution Fees
     None.

     Services Offered to Shareholders
     Include, but are not limited to, distributing prospectuses and other information, providing shareholder assistance and communicating or facilitating purchases and redemptions of shares.

     Shareholder Services Fees
     Maximum shareholder service fee: 0.25 of 1% of the average daily net asset value of the Institutional Shares. All or any portion of this fee may be waived by the shareholder servicing agent from time to time.

     Minimum Investments
     The minimum initial investment in Institutional Shares is $100,000. Subsequent investments must be in amounts of at least $1,000.

     Voting Rights
     Each Institutional Share gives the shareholder one vote in Trustee elections and other matters submitted to shareholders for the entire Trust for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or Institutionalre entitled to vote in matters affecting that portfolio or class.




2.   Expense Allocation

     Distribution Fees
     No Distribution Fees are allocated to Institutional Shares.

     Shareholder Service Fees
     Shareholder Service Fees are allocated equally among the Institutional Shares of each Fund.

3.   Conversion Features

     Institutional Shares are not convertible into shares of any other class.

4.   Exchange Features

     Institutional Shares of any portfolio may be exchanged for Shares of other Funds of the Trust or certain other Funds distributed by Federated Securities Corp. pursuant to the conditions described in the appropriate prospectus.


            IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the above-listed portfolios of the Trust by their duly-authorized officer(s) as of the date(s) set forth below.


                                          VISION GROUP OF FUNDS


                                          By:  /s/ Beth S. Broderick
                                            ----------------------------
                                          Name:  Beth S. Broderick
                                          Title:  Vice President
                                          Date:  August 31, 2001